EXHIBIT 99.1
OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS FOR THE FIRST
QUARTER ENDED JULY 31, 2009
Pennington, NJ — September 9, 2009 — Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or “the Company”) announces its financial results for the first quarter ended July 31, 2009 of its fiscal year ending on April 30, 2010.
First Quarter Highlights
•	Cash, cash equivalents and marketable securities of $79.7 million at July 31, 2009 (April 30, 2009: $81.7 million)
•	Contract order backlog of $6.4 million at July 31, 2009, compared to $3.7 million at July 31, 2008 and $7.5 million at April 30, 2009
•
Signed commitment agreement to advance the development of Wave Hub — a 20MW wave energy project in Cornwall, England sponsored by a regional development agency that received £42 million in UK government funding to establish the area as a leading global centre for marine energy

•	Achieved two major manufacturing milestones in the development of the Company’s PB150 PowerBuoy®
•	Strengthened management team with appointment of Angus Norman as Chief Executive of Ocean Power Technologies Limited, the Company’s UK-based wholly-owned subsidiary
•	Received industry honour with Dr. George W. Taylor being awarded the 2009 Renewable Energy Navigator Award from the Foundation for Ocean Renewables
Mark R. Draper, Chief Executive Officer of OPT, said: “We made a strong start to our fiscal year with significant progress on our flagship projects, and achieving gross profits on our contracts. The development of our first PB150 PowerBuoy remains on track. We also signed a commitment agreement with the South West Regional Development Agency to make Wave Hub, one of the world’s largest proposed renewable marine energy projects, a commercial reality. As a result, we continue to look to the future with confidence.”

Operational Review
OPT started fiscal 2010 with strong operational and financial performance in the first quarter. The Company achieved a contract order backlog of $6.4 million, compared to $3.7 million at July 31, 2008 and $7.5 million at April 30, 2009. The majority of the current backlog is expected to be recognized as revenue over the remainder of the fiscal year.
The Company’s technology is supported by a strong patent portfolio. As of July 31, 2009, OPT owned a total of 40 issued US patents, with 16 US patent applications pending.
OPT also increased its technical capability by hiring qualified personnel in the manufacturing, product development and engineering functions. As of July 31, 2009, OPT had 59 employees, which is expected to increase, primarily in engineering, manufacturing and marine operations functions, in order to meet the Company’s current manufacturing and deployment targets.
The first quarter saw a further strengthening of the management team with the appointment of Angus Norman as Chief Executive of Ocean Power Technologies Limited. Mr. Norman joined OPT from EDF Energy, one of the UK’s largest energy companies, where he held the position of Managing Director of Sustainable Solutions.
The strength of OPT’s personnel — as well as the Company’s contribution to the wave power industry — was recognized by the Foundation for Ocean Renewables in awarding Dr. George W. Taylor the 2009 Renewable Energy Navigator Award. This award was given in recognition of Dr. Taylor’s service over the past 25 years in promoting the responsible commercialization of marine renewable energy as one of the world’s pioneers and leaders in the development and establishment of wave energy technology.
OPT believes it is well-placed to benefit from the improving environment for renewable energy, prospects for which the Company believes remain bright amid increasing commitment by governments worldwide. For example, the UK government revealed its blueprint for a low carbon economy and the provision of funding to assist renewable energy development, including for Wave Hub in Cornwall, England and EMEC in Scotland — both of which are important OPT projects. In the US, the Department of Energy announced a program for companies that build and place into service renewable energy facilities to receive direct payments in lieu of tax credits.
During the first quarter ended July 31, 2009, the Company achieved key milestones in a number of ongoing projects, which include:
US NAVY DEEP OCEAN APPLICATION — Progress continued on OPT’s ongoing project to provide the Company’s autonomous PowerBuoy technology for the US Navy’s Deep Water Active Detection System (“DWADS”) for ocean data gathering. During the quarter, work continued on an advanced version of the PowerBuoy under a $3.0 million contract, which was awarded in November 2008 following the completion of the initial test phase.
REEDSPORT, OREGON, US — With support from Pacific Northwest Generating Cooperative (“PNGC Power”), OPT continued to work extensively with interested stakeholder groups at local, county, state and federal agency levels to launch this project. Progress was made on the overall permitting and licensing process, and the Company is now seeking bids from prospective vendors for the fabrication of the metal structure for the PowerBuoy to be installed at the Reedsport site.
SPAIN — Progress was made on the manufacturing of an underwater substation pod, under contract with Iberdrola S.A. The current phase of the contract includes building and testing the pod for use in a utility-grade OPT wave power station expected to be built at a site approximately three miles off the coast of Santoña, Spain.
HAWAII, US — OPT continued work to upgrade its 40kW peak-rated PowerBuoy, under its ongoing program with the US Navy for the development and construction of wave power systems at the Marine Corps Base in Oahu, Hawaii. This device is expected to be redeployed later this year to continue operational testing, with the ultimate goal of connection to the grid via an existing underwater power transmission cable.

ORKNEY ISLANDS, UK — OPT made significant progress on the development of its first 150kW PowerBuoy, that is earmarked for deployment at EMEC, near the Orkney Islands, Scotland, under contract with the Scottish Government. During the quarter, two major manufacturing milestones were achieved in the development of the PB150 PowerBuoy: the award of the steel fabrication contract for the PowerBuoy structure to Isleburn Limited, and the completion of the mechanical elements of the power take-off system at the Company’s manufacturing centre in Warwick, England. Construction of the PB150 has now commenced and testing is underway on the power conversion and power take-off sub-assemblies. The PowerBuoy is expected to be deployed in the first half of calendar 2010.
Advances made in the development of the 150kW PowerBuoy system will facilitate the future transition to the 500kW PowerBuoy. As a result, the current focus of OPT’s engineering and development efforts is directed to increasing the power output and maintainability of the utility-scale PowerBuoy, and exploring design and construction techniques to enable larger systems to be built and deployed at a significantly reduced cost.
CORNWALL, UK — OPT signed an agreement with the South West Regional Development Agency (“SWRDA”) to advance the development of Wave Hub, off the coast of Cornwall, England — one of the world’s largest proposed renewable marine energy projects. OPT is one of the first companies to sign the agreement, which ratifies the Company’s involvement over several years to make this project a commercial reality. Also during the quarter, the Wave Hub project received formal UK government go-ahead as part of a £100 million investment package — with £42 million earmarked for Wave Hub — aimed at establishing the South West of England region as the UK’s first low carbon economic area. This area is expected to become a major global centre and showcase for the wave power industry and is being backed by the UK government as part of its Low Carbon Industrial Strategy. After the end of OPT’s first fiscal quarter, SWRDA awarded a £1 million contract to Powermann Limited for the supply and installation of the onshore electrical equipment for the Wave Hub. The final cabling and subsea infrastructure is expected by SWRDA to be installed by the engineering contractor by the end of calendar year 2010.
Financial Review
For the three months ended July 31, 2009, the Company reported revenues of $1.3 million compared to $1.8 million in the three months ended July 31, 2008. The decrease in revenues for the three months ended July 31, 2009 primarily reflects a lower level of billable activity in connection with work on the Company’s wave power project off the coast of Spain as the project nears completion. Also, lower revenues related to OPT’s EMEC project near Orkney, Scotland were offset by an increase in revenue related to the Company’s utility PowerBuoy project in Hawaii and its autonomous PowerBuoy project, both for the US Navy.
Cost of revenues decreased to $1.0 million in the three months ended July 31, 2009 from $1.9 million in the three months ended July 31, 2008. This decrease in cost of revenues reflects the lower level of activity on revenue bearing contracts, primarily the wave power station off the coast of Spain and the absence of any provision for contract losses as was accrued in the three months ended July 31, 2008.
Operating loss for the three months ended July 31, 2009 was $3.2 million compared to $4.4 million in the three months ended July 31, 2008. OPT reported a net loss of $2.1 million for the three months ended July 31, 2009 compared to a net loss of $3.9 million for the three months ended July 31, 2008. These decreases in operating loss and net loss reflect an increase in gross profit and a decrease in selling, general and administrative costs that are primarily attributable to reduced consulting expenses related to marketing efforts and a reduction in the Company’s share-based compensation expense. In addition, foreign exchange gains increased relative to the change in the value of the British pound sterling, and other income increased from the settlement of a claim against a supplier of engineering services. These were offset by a decrease in interest income due primarily to lower interest rates, as well as lower cash balances.

On July 31, 2009, total cash, cash equivalents and marketable securities were $79.7 million. The Company’s balance sheet remains strong, and its cash, cash equivalents and marketable securities are highly liquid investments consisting primarily of term deposits with large commercial banks and US Treasury bills and notes.
**********
Additional information may be found in the Company’s Quarterly Report on Form 10-Q filed with the US Securities and Exchange Commission. The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
**********
Webcast Details
OPT will host an audio webcast to review its results on Wednesday, September 9, 2009, at 10:00 a.m. Eastern Time (3:00 p.m. BST). Mark R. Draper, Chief Executive Officer, and Charles F. Dunleavy, Chief Financial Officer, will host the webcast. Investors and other interested parties may access the webcast by visiting the Company’s Web site at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts and Presentations. In addition, parties without web access may listen to the presentation by calling: 877-718-5106 (Toll free call in the US) or +1-719-325-4775 (Toll call).
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

**********

Contact information:

Ocean Power Technologies, Inc.
Mark R. Draper, Chief Executive Officer	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Nomura Code Securities Limited
Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200

Media Contact:
Corfin Communications
Neil Thapar, Martin Sutton, Claire Norbury	Telephone: +44 20 7977 0020
**********

Consolidated Balance Sheets as of
July 31, 2009, April 30, 2009 and July 31, 2008 (Unaudited)

	July 31,	April 30,	July 31,
	2009	2009	2008
	$	$	$
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	5,336,756	12,267,830	73,644,649
Marketable securities	44,940,113	40,849,736	22,814,188
Accounts receivable	939,294	985,149	495,597
Unbilled receivables	949,202	988,418	1,402,162
Other current assets	703,645	1,082,696	1,835,115

Total current assets	52,869,010	56,173,829	100,191,711

Marketable securities	29,409,756	28,619,528	—
Restricted cash	1,262,392	951,552	1,121,976
Property and equipment, net	942,787	897,718	842,323
Patents, net of accumulated amortization of $254,372, $244,294 and $213,459, respectively	928,038	909,727	755,055
Other noncurrent assets	1,374,749	1,241,552	329,927

TOTAL ASSETS	86,786,732	88,793,906	103,240,992

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	816,346	908,837	1,961,196
Accrued expenses	2,707,683	3,853,437	3,352,823
Unearned revenues	411,601	281,570	511,828

Total current liabilities	3,935,630	5,043,844	5,825,847

Other non-current liabilities	107,555	—	—

Long-term debt	345,386	345,386	126,491
Deferred rent	16,237	21,649	17,590
Deferred credits	600,000	600,000	600,000

Total liabilities	5,004,808	6,010,879	6,569,928

OCEAN POWER TECHNOLOGIES, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 10,210,354 shares	10,210	10,210	10,210
Additional paid-in capital	154,917,130	154,568,931	153,517,711
Accumulated deficit	(73,341,268)	(71,242,791)	(56,820,805)

Accumulated other comprehensive income (loss)	144,795	(553,323)	(36,052)

Total Ocean Power Technologies, Inc. stockholders’ equity	81,730,867	82,783,027	96,671,064

Noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	51,057	—	—

Total equity	81,781,924	82,783,027	96,671,064

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	86,786,732	88,793,906	103,240,992

Consolidated Statements of Operations
For the quarter ended July 31, 2009 and 2008 (Unaudited)

	July 31,	July 31,
	2009	2008
	$	$
REVENUES	1,310,937	1,786,628
COST OF REVENUES	1,024,227	1,948,146
Gross profit (loss)	286,710	(161,518)
PRODUCT DEVELOPMENT COSTS	1,361,400	1,702,949
SELLING, GENERAL AND ADMINISTRATIVE COSTS	2,166,271	2,551,816
Operating expenses	3,527,671	4,254,765
Operating loss	(3,240,961)	(4,416,283)
INTEREST INCOME	285,220	547,592
OTHER INCOME	506,630	—
FOREIGN EXCHANGE GAIN (LOSS)	401,691	(24,473)
Net loss	(2,047,420)	(3,893,164)
Less: Net income attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	(51,057)	—
NET LOSS attributable to Ocean Power Technologies, Inc.	(2,098,477)	(3,893,164)
Basic and diluted net loss per share	(0.21)	(0.38)
Weighted average shares used to compute basic and diluted net loss per share	10,210,354	10,210,354

Consolidated Statements of Cash Flows
For the three months ended July 31, 2009 and 2008 (Unaudited)

	July 31,	July 31,
	2009	2008
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	(2,098,477)	(3,893,164)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(401,691)	24,473
Depreciation and amortization	88,567	69,475
Treasury note premium/discount amortization, net	49,837	48,632
Compensation expense related to stock option grants and restricted stock	348,199	460,446
Deferred rent	(5,412)	1,353
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	51,057	—
Changes in operating assets and liabilities:
Accounts receivable	89,052	1,228,508
Unbilled receivables	119,031	(822,876)
Other current assets	401,607	(459,808)
Other noncurrent assets	(34,953)	(22,398)
Accounts payable	(17,973)	483,097
Accrued expenses	(1,275,636)	(1,132,801)
Unearned revenues	130,031	(187,924)
Other noncurrent liabilities	104,831	—

Net cash used in operating activities	(2,451,930)	(4,202,987)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(24,228,410)	(10,629,383)
Maturities of marketable securities	19,357,547	—
Restricted Cash	(250,000)	—
Purchases of equipment	(102,046)	(234,705)
Payments of Patent costs	(38,405)	(61,363)

Net cash used in investing activities	(5,261,314)	(10,925,451)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(93,398)	(42,801)

Net cash used in financing activities	(93,398)	(42,801)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	875,568	(20,416)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,931,074)	(15,191,655)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	12,267,830	88,836,304

CASH AND CASH EQUIVALENTS, END OF PERIOD	5,336,756	73,644,649